Exhibit 12.4

West Texas Utilities Company
Ratio of Earnings to Fixed Charges
For Years Ended December 31

                        1995       1994      1993      1992       1991
                                  (thousands, except ratios)

Operating income      $59,486    $54,763   $46,576   $57,302    $57,925
Adjustments:
 Income taxes           6,456      7,900    10,869    12,387     13,283
 Provision for
   deferred income
   taxes                1,971      8,377     3,593     6,426      5,216
 Deferred investment
   tax credits         (1,321)    (1,321)   (1,321)   (1,515)    (1,349)
 Other income and
   deductions            (463)     4,210     1,907     1,114      1,603
 Allowance for
   borrowed and equity
   funds used during
   construction         1,030        474       247       156        146
   Earnings            $67,159   $74,403   $61,871   $75,870    $76,824


Fixed charges:
 Interest on long-
  term debt            $21,413   $18,547  $19,225   $21,368     $21,339
 Interest on short-
  term debt and other    4,110     3,534    2,988     2,197       1,967
   Fixed charges       $25,523   $22,081  $22,213   $23,565     $23,306


Ratio of earnings
 to fixed charges         2.63      3.37     2.79      3.22        3.30